Sonic Foundry, Inc.
Annual Report on Form 10-K
For the Year Ended September 30, 2017

EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-185489) and Forms S-8 (File No. 333-201012, 333-190787, 333-159048, 333-151601, 333-119000, 333-75908,333-45438, 333-45436, 333-75167) of our report dated January 12, 2018, relating to our audit of the consolidated financial statements of Sonic Foundry, Inc. and Subsidiaries as of and for the years ended September 30, 2017 and 2016, which appears in this Annual Report on Form 10-K for the year ended September 30, 2017.
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/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
January 12, 2018